Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Declares a $0.34 Per Share Distribution

First Quarter Net Investment Income of $0.38 Per Share Increased 32% Year-Over-Year

Chicago, IL—May 6, 2016—OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital”, “we”, “us”, or “our”) today announced its financial results for the fiscal quarter ended March 31, 2016.

FIRST QUARTER 2016 FINANCIAL HIGHLIGHTS

•	First quarter net investment income of $3.7 million, or $0.38 per share—an increase of 32% year-over-year in net investment income per share and above the $0.34 distribution, for the quarter ended March 31, 2016.
•	Net asset value per share increased to $14.65 at March 31, 2016 from $14.24 per share at March 31, 2015.
•	Non-accruals represented less than 1% of the fair value of investment assets.
•	The weighted average yield to fair value of the loan portfolio was 12.34% as of March 31, 2016.
•	The stated weighted average cash interest rate on our Small Business Administration (“SBA”) debentures was 3.18% as of March 31, 2016—100% of debt is fixed rate through SBIC financing with no maturities until 2022.
•	On May 2, 2016, OFS Capital’s Board of Directors declared a distribution of $0.34 per share for the first quarter of 2016, payable on June 30, 2016 to shareholders of record as of June 16, 2016.

“Our net asset value underscores the strength of our direct origination and underwriting capabilities, and the alignment of interests between shareholders and our advisor, which owns more than 30% of the company,” said Bilal Rashid, OFS Capital’s Chairman and Chief Executive Officer.  “We have sufficient capital to continue making investments given the $42 million in cash at the end of the first quarter, the ability to monetize our remaining portfolio of lower-yielding loans, and the potential to borrow capital in addition to our existing long-term financing through the SBIC program.”

HIGHLIGHTS

($ in millions, except for per share data)

Portfolio Overview	At March 31, 2016
Total assets	$292.7
Investment portfolio, at fair value	$245.4
Net assets	$142.0
Net asset value per share	$14.65
Weighted average yield on debt investments (at fair value)	12.34%

	Quarter ended March 31,
Operating Results	2016	2015
Total investment income	$7.8	$7.6
Net investment income	$3.7	$2.7
Net investment income per common share, basic and diluted	$0.38	$0.28
Adjusted net investment income (a Non-GAAP measure described below)	$3.5	$2.8
Adjusted net investment income (a Non-GAAP measure described below) per share, basic and diluted	$0.36	$0.29
Net increase in net assets resulting from operations	$2.3	$3.2

	Quarter ended March 31,
Portfolio Activity	2016	2015
Number of new portfolio companies	-0-	3
Investments in new portfolio companies	$-0-	$18.0
Investments in existing portfolio companies	$6.7	$6.8
Number of portfolio companies at end of period	36	60

PORTFOLIO AND INVESTMENT ACTIVITIES

During the first quarter of 2016, OFS Capital closed new investments totaling $6.7 million in existing portfolio companies consisting of $5.5 million and $1.2 million of senior secured and subordinated debt of investments, respectively.

The total fair value of OFS Capital’s investment portfolio was approximately $245.4 million at March 31, 2016, which was equal to 100% of cost. The portfolio consisted of outstanding loans to 35 portfolio companies, totaling approximately $218.3 million in aggregate principal amount (with aggregate fair value of $213.0 million) as of March 31, 2016. At March 31, 2016, OFS Capital also held equity investments with an aggregate fair value of $32.5 million, which included one equity investment in which we did not also hold a debt investment. Of this $32.5 million, $30.8 million was invested in 16 portfolio companies in which OFS Capital also held debt investments and $1.7 million was invested in one portfolio company in which OFS Capital solely held an equity investment.

As of March 31, 2016, floating rate loans comprised 61% of OFS Capital’s debt investment portfolio, with the remaining 39% in fixed rate loans, as a percentage of fair value. As of March 31, 2016, 61% of OFS Capital’s investment portfolio at fair value was comprised of senior secured loans, 26% of subordinated loans, and 13% of equity investments. The weighted average yield on debt investments was 12.34% at March 31, 2016. OFS Capital had unfunded commitments of $5.3 million in four portfolio companies at quarter’s end.

RESULTS OF OPERATIONS

Interest Income:

Interest income decreased by $0.4 million, or 6%, for the three months ended March 31, 2016 compared to the three months ended March 31, 2015. The $0.4 million decrease was primarily due to a $1.4 million increase in interest income due to a 27% increase in our average portfolio yield that was offset by a decrease of approximately $1.8 million due to a 26% decrease in the weighted average principal balance of investments outstanding during the three months ended March 31, 2016.

Dividend Income:

We generated dividend income of $0.6 million and $0.3 million for the three months ended March 31, 2016 and 2015, respectively. The increase of $0.3 million was due to an increase in cash dividends received from our equity investments.

Fee Income:

We generated fee income of $0.5 million and $0.1 million for the three months ended March 31, 2016 and 2015, respectively. The increase of $0.4 million was primarily due to an increase in prepayment fees received, which are earned when a portfolio company repays its debt obligation prior to maturity.

Total expenses

Total expenses decreased by $0.7 million, or 14%, for the three months ended March 31, 2016 as compared to the three months ended March 31, 2015.

Interest expense decreased by $0.5 million for the three months ended March 31, 2016, compared to the three months ended March 31, 2015. The $0.5 million decrease was primarily due to an increase of $0.5 million in interest expense incurred on our SBA debentures, which was offset by a decrease of $0.5 million in interest expense on our revolving line of credit, which was terminated on May 28, 2015 (“WM Credit Facility”), and a $0.4 million write-off of deferred debt issuance costs in connection with a March 2015 permanent reduction of the WM Credit Facility from $100.0 million to $75.0 million. Interest expense on our SBA debentures increased by $0.5 million due to an increase of $21.5 million in the weighted average debentures outstanding and an increase in the weighted average interest rate of approximately 1% during the three months ended March 31, 2016 compared to the three months ended March 31, 2015, which resulted in an increase in interest expense of $0.3 million and $0.2 million, respectively. The decrease of $0.5 million of interest expense on the WM Credit Facility was due the termination of the facility on May 28, 2015.

Management fee expense was $1.1 million and $1.6 million for the three months ended March 31, 2016 and 2015, respectively. The decrease of $0.5 million was primarily due to a decrease in the base management fee incurred to our external investment advisor, OFS Capital Management, LLC (“OFS Advisor”), as a result of a decrease in the average total assets subject to the base management fee.

For the three months ended March 31, 2016, we incurred $0.7 million of incentive fee expense to OFS Advisor compared to incentive fee expense of $0.4 million incurred for the three months ended March 31, 2015. The increase of approximately $0.3 million was primarily due to an increase in our pre-incentive fee net investment income for the three months ended March 31, 2016, as compared with the three months ended March 31, 2015.

Administrative fee expense decreased by $0.1 million for the three months ended March 31, 2016 compared to the three months ended March 31, 2015, primarily due to a decrease in the allocable amount of salary and incentives of our officers and their respective staffs, which OFS Capital Services, LLC (“OFS Services”), passed along to us under our administration agreement.

Net gain (loss) on investments

Net gain (loss) on investments consist of aggregate (a) realized gains and losses from the sale of debt or equity securities, or the redemption of equity securities; and (b) changes in net unrealized appreciation/depreciation on debt and equity investments. In the period in which a realized gain or loss is recognized, such gain or loss will generally be offset by the reversal of previously recognized unrealized appreciation or depreciation, and the net gain recognized in that period will generally be smaller. The unrealized appreciation or depreciation on debt securities is also reversed when those investments are redeemed or paid-off prior to maturity. In such instances, the reversal on unrealized appreciation or depreciation will be reported as a net loss or gain, respectively, and will be partially offset by the acceleration of premium or discount on the debt security, if any, in interest income.

We recognized net losses of $1.4 million on senior secured debt for the quarter, primarily as a result of the impact of widening spreads in second lien loan indices and other interest rate market factors on our discount rates, and the pay-off of debt investments, partially offset by the net impact of company-specific and other factors on our valuations.

We recognized net gains of $0.3 million on subordinated debt, principally as a result of the pay-off of debt investments and the net impact of company-specific and other factors, partially offset by the impact of widening spreads in second lien loan indices and other interest rate market factors on our discount rates.

Net losses on equity investments of $0.3 million were primarily attributable to company-specific factors, partially offset by the impact of exit-event assumptions and other factors on our valuations.

During the three months ended March 31, 2016, we realized gains of $2.6 million, principally from a $2.6 million gain on the redemption of an equity investment. We held this investment from the first quarter of 2014 and recognized unrealized gains of $2.1 million and $0.5 million during the years ended December 31, 2015 and 2014, respectively. There was no net gain during the three months ended March 31, 2016 on this transaction.

LIQUIDITY AND CAPITAL RESOURCES

We generate cash through operations from net investment income and the net liquidation of portfolio investments, and uses cash in our operations in the net purchase of portfolio investments. We must distribute substantially all our taxable income which approximates, but will not always equal, the cash we generate from net investment income to maintain our RIC status. We will not make a final determination regarding the tax character of our distributions until January 2017. If the tax characteristics of the distributions paid during the first quarter of 2016 were determined as of March 31, 2016, we estimate that approximately $0.04 per share would represent a return of capital. We have no history of net taxable gains. We also obtain and use cash in the net borrowing of funds from the SBA and commercial sources of debt. These principal sources and uses of cash and liquidity are presented below (in thousands):

	Three Months Ended March 31,
	2016	2015
Cash from net investment income	$1,315	$2,354
Sales and repayments (net of purchases) of portfolio investments	11,481	4,655
Net cash provided by operating activities	12,796	7,009
Cash dividends and distributions paid	(3,280)	(3,133)
Net borrowings	-	5,321

At March 31, 2016, we held cash and cash equivalents of $42.2 million. During the three months ended March 31, 2016, sales and repayments of portfolio investments were primarily due to the collection of $2.1 million in cash from the redemption of a warrant investment and $15.9 million of cash we received from principal payments on our portfolio investments. These cash receipts were offset by $6.5 million of cash we used to fund portfolio investments.

During the three months ended March 31, 2015, sales and repayments of portfolio investments were primarily due to $11.0 million of cash we received from principal payments on our portfolio investments, and cash collections of $18.3 million from the sale of our portfolio investments, including $7.2 million of cash collection from an investment we sold in December 2014. These cash receipts were offset by $24.6 million of cash we used to fund portfolio investments.

We are required to make interest payments on our SBA debentures semi-annually through maturity. The SBA debentures do not amortize and are due in full at maturity between September 2022 and September 2025. We paid cash interest of $2.3 million on our SBA debentures for the three months ended March 31, 2016.

Net borrowings of $5.3 million for the three months ended March 31, 2015 was primarily attributable to $13.6 million of draws from our SBA debentures (net of the fees), offset by $8.3 million of net repayments on the WM Credit Facility. We paid cash interest of $0.6 million and $1.2 million on the WM Credit Facility and SBA debentures, respectively, during the three months ended March 31, 2015.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, May 6, 2016, at 11:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on the OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through May 16, 2016, at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10085099.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the quarter ended March 31, 2016, which will be filed with the Securities and Exchange Commission later today.

OFS Capital Corporation and Subsidiaries

Consolidated Balance Sheets (unaudited)

(Dollar amounts in thousands, except per share data)

	March 31,	December 31,
	2016	2015
Assets
Investments, at fair value
Non-control/non-affiliate investments (amortized cost of $154,429 and $175,529, respectively)	$151,976	$177,290
Affiliate investments (amortized cost of $76,632 and $63,113, respectively)	80,180	66,393
Control investment (amortized cost of $13,247 and $13,613, respectively)	13,251	13,613
Total investments at fair value (amortized cost of $244,308 and $252,255 respectively)	245,407	257,296
Cash and cash equivalents	42,230	32,714
Interest receivable	839	789
Prepaid expenses and other assets	4,209	3,877
Total assets	$292,685	$294,676

Liabilities
SBA debentures (net of deferred debt issuance costs of $3,324 and $3,420, respectively)	$146,556	$146,460
Interest payable	404	1,548
Management and incentive fees payable	1,987	2,238
Administration fee payable	428	488
Accrued professional fees	464	433
Other liabilities	835	497
Total liabilities	150,674	151,664

Commitments and Contingencies

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	$-	$-
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 9,692,324 and 9,691,170 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	97	97
Paid-in capital in excess of par	134,478	134,446
Accumulated undistributed net investment income	4,985	4,612
Accumulated undistributed net realized gain (loss)	1,352	(1,184)
Net unrealized appreciation on investments	1,099	5,041
Total net assets	142,011	143,012

Total liabilities and net assets	$292,685	$294,676

Number of shares outstanding	9,692,324	9,691,170
Net asset value per share	$14.65	$14.76

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015

Investment income
Interest income
Non-control/non-affiliate investments	$4,736	$5,815
Affiliate investments	1,686	1,343
Control investment	341	-
Total interest income	6,763	7,158
Dividend income
Non-control/non-affiliate investments	28	80
Affiliate investments	529	249
Total dividend income	557	329
Fee income
Non-control/non-affiliate investments	478	105
Affiliate investments	32	29
Control investment	13	-
Total fee income	523	134

Total investment income	7,843	7,621

Expenses
Interest expense	1,308	1,777
Management fees	1,115	1,555
Incentive fee	733	375
Professional fees	314	315
Administration fee	428	541
General and administrative expenses	290	309

Total expenses	4,188	4,872

Net investment income	3,655	2,749

Net realized and unrealized gain (loss) on investments
Net realized gain on non-control/non-affiliate investments	2,566	90
Net change in unrealized appreciation/depreciation on non-control/non-affiliate investments	(4,092)	(353)
Net change in unrealized appreciation/depreciation on affiliate investments	146	746
Net change in unrealized appreciation/depreciation on control investment	4	-

Net gain (loss) on investments	(1,376)	483

Net increase in net assets resulting from operations	$2,279	$3,232

Net investment income per common share - basic and diluted	$0.38	$0.28
Net increase in net assets resulting from operations per common share - basic and diluted	$0.24	$0.33
Dividends and distributions declared per common share	$0.34	$0.34
Basic and diluted weighted average shares outstanding	9,691,183	9,650,969

Non-GAAP Financial Measure – Adjusted Net Investment Income (“Adjusted NII”)

On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted NII represents net investment income, (1) excluding write-offs of deferred debt issuance costs associated with our permanent reductions of the WM Credit Facility, (2) adding back the amount of net investment income incentive fee expenses associated with the write-offs that we would have incurred had the write-offs not occurred, and (3) excluding the net capital gains incentive fee. Our management agreement with OFS Advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include gains associated with the capital gains incentive fee. In addition, management believes that providing Adjusted NII may facilitate a more complete analysis and greater transparency into OFS Capital’s ongoing operations, particularly in comparing underlying results from period to period, and afford investors a view of results that may be more easily compared to those of other companies.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the periods presented:

	Quarter Ended March 31,
	2016	2015
	(Dollar amounts in thousands, except per share data)

Net investment income	$3,655	$2,749

Write-off of deferred debt issuance costs	-	430
Incentive fee	-	(336)
Write-off of deferred debt issuance costs, net	-	94

Capital gains incentive fee	(139)	-

Adjusted net investment income	$3,516	$2,843

Adjusted net investment income per common share:
Basic and diluted	$0.36	$0.29

Weighted average shares outstanding:
Basic and diluted	9,691,183	9,650,969

ABOUT OFS CAPITAL

OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately-held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may contain forward-looking statements that involve substantial risks and uncertainties, some of which are beyond the control of OFS Capital’s management, and are difficult to predict.  Such forward-looking statements are not historical facts but, rather, reflect assumptions, estimates, and projections by OFS Capital concerning anticipated results and provide no guarantee of future performance.  All forward-looking statements speak only as of the date of this press release, and OFS Capital undertakes no duty to update any forward-looking statements herein made.

INVESTOR RELATIONS CONTACT:

Steve Altebrando

646-652-8473

saltebrando@ofsmanagement.com